Exhibit (k)(3)

TRUST SUB-ADMINISTRATION SERVICING AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT is made and entered into as of this [ ] day of [           ], 2016, by and between VAN ECK ASSOCIATES CORPORATION, a Delaware corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the VanEck Coastland Online Finance Fund (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end management investment company and shares of the Trust are registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”); and

WHEREAS, the Company serves as investment adviser and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust;

WHEREAS, USBFS is, among other things, in the business of providing Trust administration services for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide Trust administration services to the Trust.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Company hereby appoints USBFS as sub-administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Trust:

A.	General Trust Management:
(1)	Act as liaison among Trust service providers.

(2)	Supply:
a.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees”) or the “Trustees”) communications, such as:
a.	Prepare reports for the Board of Trustees based on financial and administrative data.
b.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

(4)	Audits:
a.	For the annual Trust audit, prepare appropriate schedules and materials, provide requested information the independent auditors and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agency and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Trust.
(6)	Pay Trust expenses upon written authorization from the Company.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the Acts requirements, including:
(i)	Asset and diversification tests.
(ii)	Section 18 segregation test.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records pursuant to Rule 31a-3 under the 1940 Act.
(iv)	Provide regular reports to the Company with respect to such regulatory compliance

b.	Monitor Trust’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with: (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Trust provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.
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(2)	SEC Registration and Reporting:
a.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and assist in filing Form N-PX filings.
b.	Monitor sales of Trust shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(3)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent registered public accounting firm.
(3)	Supervise the Trust’s custodian and Trust accountants in the maintenance of the Trust’s general ledger and in the preparation of the Trust’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.
(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Trust.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of any adjustments expected to materially affect the Trust’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:

a. Statement of Cash Flows (if applicable).

b. Schedule of Investments.

c. Statement of Assets and Liabilities.

d. Statement of Operations.

e. Statement of Changes in Net Assets.

f. Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.
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D.	Tax Reporting:
(1)	Provide the Trust’s management and independent accountant with tax reporting information pertaining to the Trust and available to USBFS as required in a timely manner.
(2)	Prepare for the review of the independent accountants and/or Trust management the necessary supporting schedules for the federal and state tax returns.
(3)	Calculate the annual excise distribution amounts for the review and approval of Trust management and/or its independent accountant.
(4)	Prepare Trust financial statement tax footnote disclosures for the review and approval of Trust Management and/or its independent accountant.
(5)	Prepare and file on behalf of Trust management Form 1099 MISC Forms for payments to disinterested Trustees and other qualifying service providers.
(6)	Monitor wash sale losses.
(7)	Calculate Qualified Dividend Income (“QDI”) for qualifying Trust shareholders.

E.	Repurchase Offers:

Provide the coordination and processing of all repurchase offers as stipulated in the prospectus. This will include:

(1) the tabulation and calculation of requested shares for repurchase;

(2) calculation of total shares available for repurchase;

(3) calculation of actual percentage of requested shares to be redeemed; and

(4) calculation of repurchase fee (if any).

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  . Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the Company.

4.	License of Data; Warranty; Termination of Rights

A.	USBFS has entered into an agreement with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”) and FactSet Research Systems
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Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B. Section 4 is only applicable if the Company uses data (as defined below) provided by MSCI, S&P or FACTSET through UBFS in the future. The index data services (when applicable) being provided to the Company by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company. The provisions in Exhibit B shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.	The Company agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

5.	Representations and Warranties

A.	The Company hereby represents and warrants individually and on behalf of the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
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(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

(4)	It is not a party to any, and there are no, pending or threatened actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition; there is no statute, rule, regulation, injunction, order, judgment or decree binding on it and no provision of its charter or bylaws binding it or affecting its properties or assets which would prohibit its execution or performance of this Agreement;

(5)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of USBFS or any law or regulation applicable to it; and

(6)	It is not a party to any contract or under default under any contractual obligations which materially and adversely affects, or is likely to materially and adversely affect, its ability to perform hereunder.

(7)	USBFS has policies and procedures governing the protection of data, including appropriate procedures for monitoring and responding to cybersecurity breaches. All such policies and procedures are reasonably designed and have been formulated in accordance with applicable laws, regulations and guidance or best practices.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Trust in connection with its duties under this Agreement, including losses resulting from mechanical
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breakdowns or the failure of communication or power supplies beyond USBFS’ control (provided that USBFS has reasonably complied with disaster control and business continuity planning), except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, reasonable expenses, and liabilities (including reasonable attorneys’ fees and expenses) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing its duties hereunder or as a result of acting in reasonable reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust and the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement or from its fraud, bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’ directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.

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Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent registered public accounting firms on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise or settlement in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust or the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to the Company by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBFS to the Company for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each of the Company and the Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to the
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Company by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to the Company on behalf of the Trust. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust and the Company, all records and other information relative to the Trust and the Company and prior, present, or potential shareholders of the Trust (and clients of said shareholders) (“Confidential Information”), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

In the case of any unauthorized access to Confidential Information (“Breach of Security”), USBFS shall:

(a)	Promptly notify the Company;

(b)	Promptly furnish to the Company full details of such Breach of Security and assist the Company in investigating the Breach of Security:

(c)	Cooperate with the Company in any litigation and investigation of third parties deemed necessary by the Company to protect its proprietary and other rights;
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(d)	Use reasonable precautions to prevent a recurrence of a Breach of Security; and

(e)	Take all reasonable and appropriate action to mitigate any potential harm related to a Breach of Security, including any reasonable steps requested by the Company.

(f)	Bear all costs it incurs in complying with (a) through (e).

9.	Force Majeure

Neither USBFS, the Company nor the Trust shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, USBFS: (i) shall not discriminate against the Company or the Trust in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

11.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

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12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days notice of such breach to the breaching party. In the event that the parties mutually agree in writing that a material breach is not capable of being cured, the non-breaching party may terminate this Agreement with immediate effect by providing written notice of such intent within ninety days of the parties mutual agreement that the breach is incapable of being cured. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company. USBFS agrees to accept amendments or modifications to the Agreement should the Company assume additional administrative services delegated to USBFS under this Agreement.

13.	Early Termination. In the absence of any material breach of this Agreement should the Company elect to terminate this Agreement prior to the end of the initial three (3) year term, the Company agrees to pay the following fees:

a.	All monthly fees for the life of the Agreement, including the repayment of any negotiated discounts;
b.	All reasonable fees associated with converting services to successor service provider;
c.	All reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d.	All reasonable miscellaneous costs associated with a-c above.

14.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement by the Company, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company or the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company (except where the termination was a result of a material breach by USBFS), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by

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such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Acts, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Acts or any rule or order of the SEC thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice. The Company acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Company to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Company’s behalf. Because no attorney-client relationship

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exists between in-house USBFS attorneys and the Company, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Company shall be sent to:

Van Eck Associates Corporation

666 Third Avenue, 9th Floor

New York, NY 10017

Attn: General Counsel

Phone: (212) 293-2000

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(signatures on the following page)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

VAN ECK ASSOCIATES CORPORATION

By:

Name:

Title:

U.S. BANCORP FUND SERVICES, LLC

By:

Name:

Title:

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